UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2020

BJ’S RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

California	0-21423	33-0485615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (714) 500-2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, No Par Value	BJRI	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)       As previously disclosed, as part of its capital preservation efforts in response to the COVID-19 pandemic, effective April 22, 2020, BJ’s Restaurants, Inc. (“the Company”) reduced base salaries of executive officers, cash retainer fees for non-employee directors, and base salaries for Restaurant Support Center employees whose base salaries were at least $100,000 (collectively, the “Pay Reductions”). On September 2, 2020, in light of current business conditions and liquidity, the Board approved ending Pay Reductions for executive officers and Restaurant Support Center employees effective September 9, 2020, and for non-employee directors effective the fourth quarter of 2020.

In addition, in consideration of the reduced cash compensation resulting from the Pay Reductions, on September 4, 2020, the Board approved special fully-vested restricted stock grants for executive officers and Restaurant Support Center employees affected by the Pay Reductions (the “Special Stock Grants”). The Special Stock Grants are in amounts designed to approximate the value of the foregone cash compensation resulting from the Pay Reductions. The Special Stock Grants will not exceed an aggregate of 25,000 shares of common stock.

In order to effect the Stock Grants, the Board of Directors approved an amendment to the Company's Equity Incentive Plan (the “Plan”) to permit the immediate vesting of the Stock Grants and to clarify that other restricted stock grants that are not performance based may not have vesting terms of less than 12 months. Pursuant to such amendment, grants of immediately vested restricted stock under the Plan may not exceed an aggregate of 62,500 (inclusive of the Special Stock Grants). The information regarding the Plan contained herein is qualified in its entirety by reference to the actual terms of the Plan, as amended, which is filed as Exhibit 10.1 hereto and incorporated by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders

On September 2, 2020, the Company held its Annual Meeting of Shareholders. Shareholders voted on (i) the election of directors, (ii) approval, on an advisory and non-binding basis, of the compensation of named executive officers; and (iii) ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2020.

Election of Directors. Gregory A. Trojan, Gerald W. Deitchle, Peter A. Bassi, Larry D. Bouts, James A. Dal Pozzo, Noah A. Elbogen, Lea Anne S. Ottinger, Keith E. Pascal, Janet M. Sherlock and Patrick D. Walsh were nominated and elected at the meeting. The following votes were cast for each of the nominees:

Name	For	Withhold
Gregory A. Trojan	14,763,179	562,821
Gerald W. Deitchle	14,344,046	981,954
Peter A. Bassi	14,553,902	772,098
Larry D. Bouts	14,222,456	1,103,544
James A. Dal Pozzo	14,358,280	967,720
Noah A. Elbogen	14,016,897	1,309,103
Lea Anne S. Ottinger	14,706,212	619,788
Keith E. Pascal	7,606,862	7,719,138
Janet M. Sherlock	14,792,871	533,129
Patrick D. Walsh	14,481,495	844,505

There were 2,121,846 broker non-votes with respect to the election of directors.

The Company’s Majority Voting Policy requires any director who receives a greater number of “Withhold” votes than “For” votes to tender his or her resignation from the Board within 15 days following the shareholder vote. The Board has 90 days following receipt of the certified voting results pertaining to the election to decide whether to accept the resignation of any unsuccessful incumbent, or whether other action should be taken. As a result of the Majority Voting Policy, Mr. Pascal has tendered his resignation from the Board. It is the Company's understanding that, while Mr. Pascal meets the definition of an independent director under applicable Nasdaq and SEC rules, certain institutional shareholders withheld votes for Mr. Pascal because they do not consider Mr. Pascal as independent in light of the terms of the Investor Rights Agreement with BJ's Act III, LLC pursuant to which he was appointed to the Board, and therefore should not serve on any Board committees. In order to address the concerns of these institutional shareholders, the Board and Mr. Pascal have agreed that he will not serve as a member of any Board committees but will have the right to attend the Governance and Nominating Committee as a non-voting observer. In light of the foregoing, the Board has determined not to accept Mr. Pascal's resignation.

Advisory Vote on Executive Compensation. In addition, the shareholders approved, on an advisory and non-binding basis, the compensation of named executive officers. The following votes were cast on the compensation of named executive officers: 14,792,299 For; 499,895 Against; 33,806 Abstain. There were 2,121,846 broker non-votes.

Ratification of Accountants. Finally, the shareholders approved the ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2020 fiscal year. The following votes were cast on the ratification: 17,261,743 For; 152,220 Against; 33,883 Abstain. There were no broker non-votes.

Item 9.01 Financial Statements and Exhibits

(d)        Exhibits

Exhibit No.	Description

10.1	BJ's Restaurants, Inc. Equity Incentive Plan, as amended
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 9, 2020	BJ’S RESTAURANTS, INC. (Registrant)
By: /s/ GREGORY A. TROJAN Gregory A. Trojan, Chief Executive Officer and Director (Principal Executive Officer)
By: /s/ GREGORY S. LEVIN Gregory S. Levin, President, Chief Financial Officer and Secretary (Principal Financial Officer)